UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 16, 2009

PRIMEDIA Inc.

(Exact Name of Registrant as Specified in Charter)

3585 Engineering Drive, Norcross, Georgia 30092

(Address of Principal Executive Offices)

Delaware	1-11106	13-3647573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code 678-421-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or completed Interim Review

During the preparation of the Annual Report on Form 10-K for the year ended December 31, 2008 of PRIMEDIA Inc. (the “Company”), the Company discovered an error in its reporting of cash flows from operating and investing activities in its consolidated statement of cash flows in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2008. The Company improperly included the final adjustment to the net proceeds from the sale of its Enthusiast Media segment as an operating activity rather than an investing activity. This error had no impact on the Company’s consolidated balance sheet, consolidated statement of operations or cash flows from financing activities for any period.

As a result, on March 12, 2009, management recommended to the Chairman of the Audit Committee of the Board of Directors of the Company that the Company correct the above components of its condensed consolidated statement of cash flows for the nine months ended September 30, 2008. The Chairman agreed with management’s recommendation, and it was concluded that the condensed consolidated statement of cash flows for the nine months ended September 30, 2008 should no longer be relied upon. Management has discussed this matter with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The error resulted in an understatement of cash flows from operating activities and a corresponding overstatement of cash flows from investing activities for the nine months ended September 30, 2008.

The following table summarizes the effects of the correction of this error (in thousands):

For the Nine Months Ended September 30, 2008	As Reported	Correction Adjustment	As Corrected
STATEMENT OF CASH FLOWS
Changes in operating assets and liabilities	$(46,269)	$4,355	$(41,914)
Net cash (used in) provided by operating activities	(320)	4,355	4,035
Payments related to the sale of businesses	—	(4,355)	(4,355)
Net cash provided by investing activities	9,896	(4,355)	5,541

When the Company files its Quarterly Report on Form 10-Q for the period ended September 30, 2009, it will correct the amounts reported for 2008 consistent with the “As Corrected” amounts above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMEDIA INC.
Dated: March 16, 2009

	By:	/s/ KEITH L. BELKNAP
	Name:	Keith L. Belknap
	Title:	Senior Vice President, General Counsel and Secretary